Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference to the Registration Statement No. 333-262192 and No. 333-266127 on Form S-8 and to the Registration Statement No. 333-271727 on Form S-3 of Chord Energy Corporation (the “Company”) of our reserves report dated February 20, 2024, included in the Annual Report on Form 40-F of Enerplus Corporation for the fiscal year ended December 31, 2023, as well as in the notes to the financial statements included therein, incorporated by reference in this Current Report on Form 8-K/A dated August 7, 2024, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

August 7, 2024